EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Mentor Corporation on Form S-8 (File No. 333-73306) pertaining to the Mentor Corporation 2005 Long-Term Incentive Plan of our report dated May 13, 2005, with respect to the consolidated financial statements and financial statement schedule of Mentor Corporation included in its Annual Report on Form 10-K for the year ended March 31, 2005, Mentor Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mentor Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
October 20, 2005